Exhibit 21.1

List of Subsidiaries of Aridis Pharmaceuticals, Inc.:

Name	Jurisdiction of Incorporation/Formation
Aridis Biopharmaceuticals LLC	Delaware
Aridis Pharmaceuticals C.V.	Netherlands